EXHIBIT 10.4

NEW CENTURY FINANCIAL CORPORATION
2006 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.	PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company by providing a supplemental retirement benefit to a select group of management and highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA. This Plan is effective as of the Effective Date.

2.	DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning ascribed to such term in the Employment Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, which shall administer this Plan in accordance with Section 5.

“Company” shall mean New Century Financial Corporation, a Maryland corporation, and any successor corporation.

“DCP” shall mean the New Century Financial Corporation Deferred Compensation Plan, as amended from time to time.

“Effective Date” shall have the meaning ascribed to such term in the Employment Agreement.

“Employment Agreement” with respect to a Participant shall mean the written employment agreement in effect between such Participant and the Company as of the date of the termination of such Participant’s employment with the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

“Participant” shall mean an employee of the Company who is member of a select group of management and highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA and has been selected by the Committee to participate in the Plan. The Participants selected by the Committee to participate in the Plan are Robert K. Cole, Edward F. Gotschall and, subject to the provisions of Section 3.4, Brad A. Morrice.

“Plan” shall mean this New Century Financial Corporation 2006 Supplemental Executive Retirement Plan set forth herein, now in effect, or as amended from time to time in accordance with Section 6.5.

“Supplemental Benefit” shall have the meaning set forth in Section 3.1.

“Trust” means a grantor trust maintained under the terms of the related Trust Agreement.

“Trust Agreement” means a trust agreement entered into by and between the Company and the related Trustee with respect to this Plan, as amended from time to time.

“Trustee” means the entity, which has entered into the related Trust Agreement as trustee of the Trust thereunder, and any duly appointed successor.

3.	BENEFITS

3.1 Plan Benefits. Subject to Section 3.4 in the case of Mr. Morrice, the Company shall pay to each Participant a supplemental retirement benefit each year for ten (10) years commencing with the year following the year in which the Participant attains age 65 (the “Supplemental Benefit”). The amount of each annual installment payment shall be FOUR HUNDRED AND FORTY-SEVEN THOUSAND, SEVEN HUNDRED AND FIFTY DOLLARS ($447,750).

3.2 Death Benefits. In the event of the Participant’s death before the entire amount of the Participant’s Supplemental Benefit has been paid in accordance with Section 3.1, the unpaid portion of such Supplemental Benefit shall be paid to the Participant’s estate in a non-discounted lump sum as soon as practicable after the Participant’s death.

3.3 Payment of Benefits Conditional. Notwithstanding any other provision herein or in any Employment Agreement, the Company’s obligation to pay any portion of the Supplemental Benefit with respect to a Participant under this Section 3 shall be subject to such Participant’s compliance with the provisions of Section 4 through the date of such payment, as reasonably determined by the Committee in good faith based on the information then known to it.

3.4 Terms of Mr. Morrice’s Participation. Notwithstanding Section 3.1, Mr. Morrice shall be entitled to participate and receive benefits hereunder only in the event that Mr. Morrice’s employment with the Company is terminated by the Company without Cause or by Mr. Morrice with Good Reason. In the event that such a termination occurs, Mr. Morrice will be entitled to payment of the Supplemental Benefit in accordance with this Section 3; provided, however, that Mr. Morrice’s Supplemental Benefit shall be reduced by the amount (if any) by which (a) the present value of Mr. Morrice’s Supplemental Benefit as of the date of such termination of Mr. Morrice’s employment, exceeds (b) the present value of any benefit payments to which Mr. Morrice is entitled under the DCP as of the date of such termination to the extent that such benefit payments are attributable to (i) mandatory contributions to the DCP of Mr. Morrice’s short-term incentive payments, (ii) any matching contributions made by the Company to the DCP with respect to such mandatory contributions, and (iii) any investment earnings on the amounts identified in the foregoing clauses (i) and (ii) (collectively, “DCP SERP Benefits”). For purposes of clarity, in the event that the present value of Mr. Morrice’s Supplemental Benefit hereunder as of the date of such termination of his employment does not exceed the present value of any payments of Mr. Morrice’s DCP SERP Benefits as of such date, Mr. Morrice shall not be entitled to any payment of a Supplemental Benefit hereunder. In the event that the amount of Mr. Morrice’s Supplemental Benefit is reduced pursuant to this Section 3.4, such reduction shall be applied substantially equally across all installments of his Supplemental Benefit. For purposes of this Section 3.4, present values shall be calculated as of the last day that Mr. Morrice is employed by the Company using a discount rate equal to the one-year London Interbank Offered Rate on such date plus two (2) percentage points.

4.	CONDITIONS TO PAYMENT

The Company shall have no obligation to make any payment of all or any portion of the Supplemental Benefit with respect to a Participant at any time following any violation by such Participant of any one or more of the provisions set forth in this Section 4.

4.1 Confidential Information. Other than in the course of a Participant’s duties under the Employment Agreement, each Participant shall not disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any of its affiliates (collectively, “Confidential Information”); provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Participant’s breach of this Section 4.1. Each Participant will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its affiliates (the Company and its affiliates are referred to, collectively, as the “Company Group”). Notwithstanding the foregoing, this Section 4.1 shall not apply when (i) disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Participant to disclose or make available such information (provided, however, that the Participant shall immediately notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.

4.2 Return of Confidential Material. Each Participant will promptly deliver to the Company upon the termination of Participant’s employment with the Company, for any reason, or any time the Company may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company Group, including all copies, wherever and however located, including electronically, of such materials which the Participant may then possess or have under the Participant’s control. Upon termination of the Participant’s employment with the Company, the Participant shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company Group.

4.3 No Competing Employment. Each Participant will not, directly or indirectly, at any time during the period commencing with the Effective Date and continuing through the date the final installment of the Supplemental Benefit is scheduled to be paid to such Participant pursuant to Section 3.1 hereof (the “Restricted Period”), without prior written approval of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company Group in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). Notwithstanding the foregoing, each Participant shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Board, a Participant shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor.

4.4 Prohibition on Solicitation of Customers. During the Restricted Period, each Participant will not, directly or indirectly, either for the Participant or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company Group, nor shall the Participant interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

4.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the Restricted Period, each Participant will not directly or indirectly solicit any of the Company Group’s employees, agents, or independent contractors to leave the employ of the Company Group for a Competing Company.

4.6 Cooperation. During the Restricted Period, each Participant will respond to all inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Participant’s employment by the Company, and each Participant will cooperate fully with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which the Participant was employed by the Company or relating to matters of which the Participant has or should have knowledge or information. Each Participant will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies and will provide the Company with notice of any subpoena or other request for such information or testimony.

5.	PLAN ADMINISTRATION

5.1 Powers and Duties of the Committee. The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of this Plan, to construe and interpret this Plan, and the rules and regulations, and to make all other determinations and interpretations of this Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, except as otherwise provided by law. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as an Participant. The Committee shall have authority to delegate its responsibilities under this Plan.

5.2 Compensation, Expenses and Indemnity. The members of the Committee shall serve without compensation for their services hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

6.	MISCELLANEOUS

6.1 Unsecured General Creditor. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any of its affiliates. No assets of the Company or any of its affiliates shall be held under any trust (except as provided in Section 6.2) or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the assets of the Company and each of its affiliates shall be, and remain, the general unpledged, unrestricted assets of such entity. The Company’s obligations to any Participant under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future to the Participant and/or his estate under this Plan, and the respective rights of the Participant and/or his estate shall be no greater than those of unsecured general creditors.

6.2 Trust Arrangement. Notwithstanding Section 6.1, the Company may at any time transfer assets representing all or any portion of a Participant’s Supplement Benefit to a Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets representing a Participant’s Supplemental Benefit are held in a Trust when his benefits under this Plan become payable, the Company may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.

6.3 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant’s Supplemental Benefit may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to the receipt thereof by a Participant or his estate, be in any manner subject to the debts, liabilities or other obligations of such Participant. If a Participant or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant or successor in interest in such manner as the Committee shall direct.

6.4 Tax Withholding. The Company may deduct from each payment or distribution made under this Plan, or any other compensation payable to the Participant, all taxes which are required to be withheld by the Company in respect to such payment or distribution or this Plan. If the Company, for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder.

6.5 Amendment or Termination. The Board or the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall affect in any manner materially adverse to a Participant any rights or benefits of such Participant or obligations of the Company under this Plan.

6.6 Successors. In the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Plan shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

6.7 Governing Law; Severability. This Plan, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. If any provision of this Plan or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Plan which can be given effect without the invalid provisions or applications and to this end the provisions of this Plan are declared to be severable.

6.8 Receipt or Release. Any payment to a Participant or the Participant’s estate in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and its affiliates. The Committee may require such Participant or estate, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.9 Payment on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its affiliates Subsidiaries.

6.10 No Right to Employment. Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as expressly provided herein. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

6.11 Titles and Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.12 Claims Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company’s then principal executive offices.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty (60) days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company’s then principal executive offices. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

6.13 Arbitration. After satisfying the claims review procedure set forth in Section 6.12, any controversy arising out of or relating to this Plan, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Plan in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. In any proceeding to enforce the terms of this Plan, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted; the non-prevailing party shall also be responsible for the forum costs of the arbitration.

6.14 Section 409A.

(a)	Notwithstanding any provision of this Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), the Participant shall not be entitled to any payments pursuant to this Plan upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant following a termination of his employment that are not so paid by reason of this Section 6.14(a) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Participant’s employment (or, if earlier, the date of the Participant’s death). The provisions of this Section 6.14(a) shall only apply if, and to the extent, required to comply with Code Section 409A.

(b)	The Company shall use its best efforts to design, administer and timely amend (to the extent necessary) this Plan so as to comply with the requirements of Code Section 409A. Any amendment required pursuant to the preceding sentence shall be designed to preserve the intended benefits to the maximum extent reasonably possible.

(c)	To the extent that this Plan is subject to Code Section 409A, this Plan shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Code Section 409A.

(d)	The time or schedule of payment to a Participant hereunder shall be accelerated at any time this Plan results in tax liability to the Participant under Code Section 409A, provided that any such payment shall not exceed the amount required to be included in the Participant’s income with respect to the Plan by operation of Code Section 409A. Any acceleration of less than the entire remaining benefit shall be pro-rata from each remaining installment.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company has caused the undersigned, its duly authorized officer, to execute this Plan on its behalf on this 29th day of March, 2006.

“COMPANY”

New Century Financial Corporation,
a Maryland corporation

By: /s/ Stergios Theologides
Print Name: Stergios Theologides
Title: Executive Vice President—Corporate Affairs
and General Counsel